Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Taubman Centers, Inc.:

We consent to the incorporation by reference in the registration statements, including amendments thereto, on Form S-8 (Nos. 33-65934, 333-81577 and 333-125066) and on Form S-3 (Nos. 33-99636, 333-19503, 333-16781, 333-35433, 33-73038, 333-117225 and 333-125065) of Taubman Centers, Inc. of our reports dated February 26, 2007, with respect to (i) the consolidated balance sheets of Taubman Centers, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedules, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Taubman Centers, Inc.

Our report on the Company’s consolidated financial statements and related financial statement schedules refers to the Company’s change in method of quantifying errors in 2006 pursuant to Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and the consolidation of the entity that owns Cherry Creek Shopping Center, pursuant to the transition methodology provided in Emerging Issues Task Force Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership of Similar Entity When the Limited Partners Have Certain Rights.”

KPMG LLP

Chicago, Illinois
February 27, 2007